Exhibit 99.2

*** NEWS RELEASE ***

TO:	All Area News Agencies

FROM:	First Commonwealth
Financial Corporation

DATE:	January 28, 2010

Robert E. Rout Hired as Executive Vice President / Chief Financial Officer of

First Commonwealth Financial Corporation

Mr. Rout joins First Commonwealth from S&T Bancorp, Inc., where he served as

Chief Administrative Officer, Chief Financial Officer, and Corporate Secretary

Indiana, PA., (January 28, 2010)—First Commonwealth Financial Corporation (NYSE:FCF) today announced the hiring of Robert E. Rout as Executive Vice President / Chief Financial Officer. Mr. Rout will officially assume the role on February 8, 2010 and will oversee all financial functions of the organization, including oversight of the company’s accounting policies, regulatory and tax reporting, budgeting and forecasting, and investor relations activities.

John J. Dolan, President & CEO of First Commonwealth Financial Corporation, noted, “We are pleased to welcome Bob Rout to First Commonwealth. Bob is a banking industry veteran with 35 years of financial and management experience. He brings with him invaluable technical expertise, a strategic financial perspective, and a thorough understanding of the markets we serve.”

Immediately prior to joining First Commonwealth, Mr. Rout served as Chief Administrative Officer, Chief Financial Officer, and Corporate Secretary for S&T Bancorp, Inc. in Indiana, PA. In this capacity, Mr. Rout was responsible for the organization’s credit administration, financial and regulatory reports, accounting operations, financial planning and analysis, treasury, investor relations, and risk management efforts.

Mr. Rout’s distinguished financial services career includes 20 years of service with S&T Bancorp, Inc., as well as financial management positions at Mellon Bank and Atlantic Financial Federal in Philadelphia, PA. Mr. Rout holds a Certified Management Accountant designation and is a member of the Financial Executives International, the American Society of Corporate Secretaries, and the Investor Relations Institute.

-more-

In addition to his many professional accomplishments, Mr. Rout has been actively involved in numerous community organizations. He is the Treasurer of the Armstrong/Indiana Drug and Alcohol Commission Board of Directors. He is a past Chairman of the Indiana Regional Medical Center Board of Directors, and he is a past President of the YMCA of Indiana County Board of Directors and the Indiana County Housing Alliance.

Mr. Rout received his Bachelor of Science degree in Business Administration from West Liberty University in West Liberty, West Virginia, and he earned his Master of Science degree in Business Administration from Robert Morris University in Pittsburgh, PA.

In accordance with New York Stock Exchange (NYSE) Rules, First Commonwealth will issue to Mr. Rout an inducement award consisting of 30,120 shares of restricted stock. The restricted stock will vest ratably in two installments on each of the first and second anniversaries of Mr. Rout’s employment. The terms of the award were approved by the Executive Compensation Committee of First Commonwealth’s Board of Directors as an employee inducement award under NYSE rules.

About First Commonwealth Financial Corporation

First Commonwealth Financial Corporation is a $6.4 billion financial holding company headquartered in Indiana, Pennsylvania. It operates 115 retail branch offices in 15 counties in western and central Pennsylvania through First Commonwealth Bank, a Pennsylvania chartered bank and trust company. Financial services and insurance products are also provided through First Commonwealth Insurance Agency and First Commonwealth Financial Advisors, Inc.

CONTACT: First Commonwealth Financial Corporation

Investor Relations: Donald A. Lawry, Vice President 724-349-7220

Media: Rich Stimel, Vice President / Corporate Communications 724-463-6806

####